Exhibit 21.1

AgriFORCE Growing Systems Ltd. LIST OF SUBSIDIARIES:

un(Think) Food Company Canada Ltd.

AgriFORCE Investments Inc.

West Pender Holdings Inc.

AGI IP Co.

West Pender Management Co.

un(Think) Food Company